                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                              [Amendment No.   ]

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                             SYBRON CHEMICALS INC.
 -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_______________________________________________

    2) Form Schedule or Registration Statement No.:__________________________

    3) Filing Party:_________________________________________________________

    4) Date Filed:___________________________________________________________

                             SYBRON CHEMICALS INC.
                                Birmingham Road
                         Birmingham, New Jersey 08011
                                (609) 893-1100

                          ---------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 31, 1996

                        ------------------------------

     The Annual Meeting of Stockholders of Sybron Chemicals Inc. (the "Company") will be held on Friday, May 31, 1996, at 2:00 p.m. local time, at The Country House, 122 South Pemberton Road Pemberton, New Jersey 08068, for the following purposes:

1. To elect one Class II Director to serve until the annual meeting of Stockholders to be held in 1999 and until his successor shall be duly elected and qualified.

2. To consider and act upon a proposal to amend the 1992 Stock Option Plan to allow non-employee directors to receive Company stock options as compensation for services rendered as directors of the Company and to increase the number of shares available under the Plan.

3. To consider and act upon the selection of Price Waterhouse LLP as the Company's independent auditors for the 1996 fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The close of business on April l9, 1996 has been fixed as the record date for the meeting. All stockholders of record at that time are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. This proxy is solicited by the Board of Directors of the Company. The return of the proxy will not affect your right to vote in person if you do attend the meeting. A copy of the Company's Annual Report is also enclosed.

                                         By Order of the Board of Directors,



                                         LAWRENCE R. HOFFMAN, ESQ.
                                                 Secretary


Birmingham, New Jersey
May 2, 1996

                             SYBRON CHEMICALS INC.

                                Birmingham Road
                         Birmingham, New Jersey 08011
                                (609) 893-1100

                           ------------------------

                                PROXY STATEMENT

                           ------------------------


         The enclosed proxy is solicited by the Board of Directors of Sybron Chemicals Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Friday, May 31, 1996, at 2:00 p.m. local time, at The Country House, 122 South Pemberton Road, Pemberton, New Jersey 08068, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are being mailed to stockholders on or about May 2, 1996.

         The Board of Directors does not intend to bring any matters before the Meeting other than the matters specifically referred to in the notice of the Meeting, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment in such matters.

         In the absence of instructions, the shares represented at the Meeting by the enclosed proxy will be voted "FOR" the nominee of the Board of Directors in the election of a director; "FOR" the approval and ratification of the adoption of the amendment to the Company's 1992 Option Plan; "FOR" the approval of Price Waterhouse LLP as the Company's independent auditors for the 1996 fiscal year; and, as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.


                               QUORUM AND VOTING

         The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which stockholders are entitled to cast in the election of a director, on the selection of Price Waterhouse LLP as the

Company's independent auditors and on the adoption of the amendment to the Company's 1992 Stock Option Plan will constitute a quorum as to each such matter. Each of those matters submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting.

         At the close of business on April 19, l996, the record date, the Company had outstanding 5,650,560 shares of Common Stock, par value $.0l per share. On all matters voted upon at the Meeting and any adjournment or postponement thereof, each record holder of Common Stock will be entitled to one vote per share.


                            PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the holdings of each stockholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of the Company's Common Stock at the close of business on March 15, 1996. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares.

                                                                              Amount          Percent of
                                                                           Beneficially       Outstanding
Name and Address of Beneficial Owner                                           Owned            Shares
- ------------------------------------                                           -----            ------
Citicorp Investments Inc.............................................       2,025,000            35.8
399 Park Avenue
New York, NY  10043

T. Rowe Price Associates, Inc........................................         550,000             9.7
100 East Pratt Street
Baltimore, MD  21202

Northern Capital Management Inc......................................         520,000             9.2
8018 Excelsior Street
Madison, WI  53717

Richard M. Klein.....................................................         452,860             8.0
P.O. Box 66
Birmingham, NJ  08011

The TCW Group, Inc...................................................         401,000             7.1
865 South Figueroa Street
Los Angeles, CA  90017

Oppenheimer Capital L.P..............................................         370,000             6.5
Two World Trade Center
New York, NY  10048

                                      -2-

                             MANAGEMENT OWNERSHIP

     The following table sets forth certain information regarding the Common Stock beneficially owned by the Company's Chief Executive Officer, by each director and nominee for director of the Company, by each of the Company's four other most highly compensated executive officers and by all directors and executive officers of the Company as a group, at the close of business on March 15, 1996. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                                          Amount            Percent of
                                                                       Beneficially         Outstanding
  Name of Beneficial Owner                                               Owned(1)           Shares (1)
  ------------------------                                             ------------         -----------

   Richard M. Klein..................................................    455,560                8.0
   Michael A. Delaney................................................      1,800                  *
   John H. Schroeder.................................................     62,443                1.1
   Heinn F. Tomfohrde, III...........................................      2,000                  *
   Peter de Bruijn. .................................................      2,049                  *
   Joe J. Belcher....................................................     15,870                  *
   Jeffrey Albin.....................................................     14,500                  *
   All directors and executive officers as
     a group (9 persons).............................................    570,041               10.1
- ------------------

*Represents less than 1% of the Company's outstanding shares of Common Stock.

      (1) Shares issuable pursuant to options exercisable within 60 days of December 31, 1995 are deemed to be beneficially owned; accordingly, the amount beneficially owned includes the following number of shares of Common Stock underlying options held by the following individuals:
          Richard M. Klein 2,700 shares, John H. Schroeder 2,700 shares, Peter de Bruijn 675 shares and Joe J. Belcher 325 shares; and all directors and executive officers as a group 7,885 shares.


                       BOARD OF DIRECTORS AND COMMITTEES

     The business of the Company is managed under the direction of its Board of Directors. The Board meets on a regularly scheduled basis during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. During the fiscal year ended December 31, 1995, the Board of Directors met four times. Each member of the

Board of Directors attended every meeting held by the Board of Directors and the committees on which he served. The Company has the following standing committees of the Board of Directors whose present members are as identified below:

     Audit and Compensation Committee. The Audit and Compensation Committee reviews and recommends to the Board the independent auditors to be selected to audit the books of the Company, the proposed scope of the audit to be performed by such independent auditors and reviews such audit, including the opinion and any comments or recommendations of the independent auditors. The Audit and Compensation Committee also reviews with the independent auditors and with the financial management of the Company the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company and reviews the practices and procedures adopted by the Company to ensure compliance with the applicable laws and regulations. In addition, the Audit and Compensation Committee approves the compensation of the Executive Officers of the Company based on the recommendations of Dr. Klein, and, without the participation of Dr. Klein, determines the compensation of Dr.
Klein and serves as the Committee described in the Company's 1992 Stock Option Plan to operate and administer the Plan solely with respect to persons who are Principal Officers as defined therein. The Audit and Compensation Committee met one time during 1995. The members of the Audit and Compensation Committee are Michael A. Delaney (Chairman), Richard M. Klein and Heinn F. Tomfohrde, III.

     Stock Option Plan Committee. The Stock Option Plan Committee serves as the Committee described in the Company's 1992 Stock Option Plan to operate and administer the Plan solely with respect to persons who are not Principal Officers as defined therein. The Stock Option Plan Committee did not meet during 1995. Its members are Richard M. Klein (Chairman) and John H. Schroeder.

     Executive Committee. The Executive Committee was established to perform such duties as the Board of Directors from time to time may direct. The Executive Committee did not meet during 1995.
Its members are Richard M. Klein (Chairman), Michael A. Delaney and John H. Schroeder.


Compensation of Directors

     Each member of the Board of Directors who is not an employee of the Company, Citicorp or any of their respective affiliates is entitled to receive $7,000 per year (the "Annual Director Fee") as well as (a) $750 for each meeting of the Board of Directors which such director attends, and (b) $500 for each meeting of a committee of the Board of Directors which such Director attends. Such Directors are also entitled to reimbursement of reasonable travel expenses incurred while attending meetings of the Board of Directors or any of its committees.


                            MANAGEMENT COMPENSATION

Summary Compensation Table

The following table summarizes certain information for each of the last three fiscal years concerning the cash compensation paid by the Company, as well as certain other compensation paid to or accrued for 1995, 1994 and 1993, to the Company's Chief Executive
Officer and to each of the Company's other four most highly compensated executive officers:

                                            Annual Compensation                              Long Term Compensation
                          -------------------------------------------------    --------------------------------------------------
                                                                                                 Awards
                                                                                                 ------
                                                                                                                            All
                                                                    Other                                                  Other
         Name and                                                  Annual       Restricted      Securities      LTIP      Compen-
         Principal                    Salary           Bonus      Compensa-       Stock         Underlying      Pay-       sation
         Position          Year         ($)             ($)        tion($)      Award(s)($)       Options       outs($)    ($)(6)
         --------          ----         ---             ---       --------     -----------       -------       -------     ------

Richard M. Klein           1995       256,855          49,214(2)      --           --                --           --      27,484
President and Chief        1994       252,986          61,716(3)      --           --             4,500           --      16,887
Executive Officer          1993       242,111(1)       61,037(4)      --           --                --           --      24,002

Peter de Bruijn            1995       136,985          32,393(2)      --           --             3,375           --      40,122
Managing Director-         1994       103,904          10,978(3)      --           --                --           --      34,637
Europe Division            1993       106,671           6,936(4)      --           --                --           --      31,389

John H. Schroeder          1995       148,321          21,869(2)      --           --                --           --      18,871
Executive Vice             1994       144,952          26,436(3)      --           --             6,625           --      14,137
President,                 1993       127,045(1)       19,715(4)      --           --                --           --      14,310
Environmental
Products and Services

Joe J. Belcher             1995        78,229          97,712(5)      --           --                --           --      11,188
Vice President,            1994        75,981          79,065(5)      --           --                --           --       9,592
Textile Chemicals-         1993        70,000          75,122(5)      --           --                --           --       9,352
North America

Jeffrey Albin (7)          1995       142,140          26,760(2)      --           --            13,500           --      17,164
Executive Vice             1994       Not Employed by the Company     --           --                --           --          --
President and Chief        1993       Not Employed by the Company     --           --                --           --          --
Financial Officer

- -------------------


(1) Includes the following retroactive base salary increases earned in 1993 and paid in 1994: Richard M. Klein $3,611 and John H. Schroeder $1,895.

(2) Consists of bonuses earned during 1995 and paid in 1996 pursuant to the Company's Executive Bonus Plan (the "Bonus Plan"). These bonuses were paid in the form of Company Common Stock and cash in the following amounts:
    Richard M. Klein 4,279 shares and $5 cash, Peter de Bruijn 436 shares and $27,379 cash, John H. Schroeder 1,416 shares and $5,585 cash and Jeffrey Albin $26,760 cash. The closing price of the Company Common Stock on the date the Bonus Plan shares were issued was $11.50. For a description of the determination of the number of shares issued see: "Report of the Audit and Compensation Committee on Executive Compensation".

(3) Consists of bonuses earned during 1994 and paid in 1995 pursuant to the Bonus Plan. These bonuses were paid in the form of Company Common Stock and cash in the following amounts: Richard M. Klein 4,257 shares and $8,503 cash, Peter de Bruijn 652 shares and $2,828 cash and John H. Schroeder 1,374 shares and $9,261 cash. The closing price of the Company Common Stock on the date the Bonus Plan shares were issued was $12.50.
(4) Consists of bonuses earned during 1993 and paid in 1994 pursuant to the Bonus Plan. These bonuses were principally paid in Company Common Stock in the following amounts: Richard M. Klein 2,517 shares, Peter de Bruijn 286 shares and John H. Schroeder 813 shares. Any fractional amount of bonus remaining after the issuance of the aforementioned shares was paid in cash. The closing price of the Company Common Stock on the date the Bonus Plan shares were issued was $24.25.
(5) Mr. Belcher does not participate in the Executive Bonus Plan, instead, he receives an alternative compensation arrangement based on adjusted variable profits for certain segments of the America textile chemical business.
(6) Includes (with respect to amounts applicable to 1995) contributions by the Company to the named executives' pension and 401(k) plans ("PLANS"), as well as car allowances ("AUTO"), life insurance premiums ("LIFE"), moving expenses ("MOVING"), income tax preparation ("TAX") and supplemental executive retirement plan payments ("SERP") paid by the Company for the benefit of the named executives: Richard M. Klein $12,619 (PLANS), $2,374
    (AUTO), $222 (LIFE), $11,348 (SERP), $921 (TAX); Peter de Bruijn $30,470
    (PLANS), $9,652 (AUTO); John H. Schroeder $8,763 (PLANS), $6,198 (AUTO), $660 (LIFE), $3,250 (SERP); Joe J. Belcher $8,634 (PLANS), $885 (AUTO), $689
    (LIFE), $980 (SERP); and Jeffrey Albin $4,562 (PLANS), $4,569 (AUTO), $662
    (LIFE), $7,371 (MOVING).
(7) Jeffrey Albin ceased to be an executive officer of the Company as of March 15, 1996.


Stock Options Grants in Last Fiscal Year

     The following table sets forth, as to the Chief Executive Officer and the four most highly compensated other executive officers of the Company, information with respect to the grant of stock options during 1995. None of these executive officers exercised any options during 1995. The Company did not grant any stock appreciation rights ("SARs") during 1995.




                                            Individual Grants(1)
            --------------------------------------------------------------------------------
                                                                                                Potential Realizable Value at
                                   Number of       % of Total                                      Assumed Annual Rates of
                                  Securities         Options                                    Stock Price Appreciation for
                                  Underlying       Granted to       Exercise                             Option Term
                                    Options       Employees in     or Base(2)     Expiration    -----------------------------
            Name                 Granted(#)(1)     Fiscal Year     Price($/Sh)       Date           5%($)          10%($)
            ----                 -------------     -----------     -----------      ------          -----          ------

Peter de Bruijn........             3,375            18.9%           15.50         1/13/05         32,899          83,373

Jeffrey Albin (3)......            13,500            75.5%           15.50         1/13/05        131,597         333,491



(1) Options granted during 1995 are scheduled to vest and become exercisable in annual increments of 20% beginning on January 13, 1996, with full vesting occurring on January 13, 2000. Upon termination of employment, all unvested options will terminate and the optionee will have 90 days from the date of termination to exercise all outstanding vested options. Notwithstanding the foregoing, in the event of death, the optionee's estate will have 12 months from the date of death to exercise all outstanding vested options.

(2) Each such option had an exercise price equal to the market price of the Common Stock on the date of grant.

(3) See footnote 7 in summary compensation table.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
Option Values

     None of the Company's executive officers exercised any of their stock options during 1995. The Company does not have any outstanding SARs.


                                                  Number of Securities
                                                 Underlying Unexercised
                                                 Options at FY-End(#)(1)
                   Name                        Exercisable    Unexercisable
                   ----                        -----------    -------------
     Richard M. Klein..........                   2,700          10,800
     Peter de Bruijn...........                       0           3,375
     John H. Schroeder.........                   2,700          10,800
     Joe Belcher...............                     325           1,325
     Jeffrey Albin (2).........                       0          13,500

(1) None of the exercisable or unexercised options at December 31, 1995 are in-the-money options.

(2) See footnote 7 in summary compensation table.


Compensation Committee Interlocks and Insider Participation

     Dr. Klein, a member of the Audit and Compensation Committee, is an executive officer of the Company. None of the other members of the Audit and Compensation Committee are officers of the Company.

Pension Plans

     None of the Company's executive officers are eligible participants in defined benefit or actuarial plans sponsored by the Company. However, Peter de Bruijn, a resident of the Netherlands, participates in a national pension plan sponsored by the Dutch government.



Report of the Audit and Compensation Committee on Executive
Compensation.


     The Audit and Compensation Committee seeks to:

       - provide rewards which are closely linked to Company performance; and

       - align the interests of the Company's key employees with those of its stockholders through potential stock ownership.

     The Committee applies these objectives to executive officers and key employees through the availability of performance based cash and stock incentive opportunities and stock option grants.

     Executive officer compensation programs have short-term and longer term components. Short-term components include base salary and annual bonus under the stockholder approved Executive Bonus Plan. The longer term component consists of stock option awards under the 1992 Stock Option Plan.

Base Salary and Bonus

     Executive officer base salary and individual bonus awards are based on a range of quantitative measures including Company-wide financial performance and general economic conditions for the previous year. Bonuses, which constitute a significant portion of an executive's overall compensation, were determined in accordance with the Company's Bonus Plan which provides for awards to executives based on meeting operating profit growth targets.

       Under the Bonus Plan, the bonus payable to certain executive officers for any given year is based on the operating profit for that year versus targets related to growth over the preceding year's operating profit as well as overall growth of 12% per year in operating profit.

       The basic bonus formula in the Bonus Plan provides for payments ranging from 0% to 78% of the executive's base salary, depending on the executive's salary grade level and on the level of operating profit attained in relation to the targets, subject to certain adjustments based on the Company's cash flow performance. In addition, executive officers may be entitled to a supplemental bonus if operating profit exceeds the maximum target level.

     Dr. Klein and Messrs. Adler, Albin, de Bruijn, McPeak and Schroeder received 1995 bonuses based on the executive officer basic bonus provisions of the Bonus plan. Each received the same percentage payout relative to their grade level, in accordance with the formula. No officers received supplemental bonuses. Mr. Belcher does not participate in the Bonus Plan, instead, he receives an alternative compensation arrangement based on adjusted variable profits for certain segments of the America textile chemical business.

       Executive officers, except Mr. Albin, received between 35% and 99% of their total 1995 bonus in Company Common Stock, with the balance paid in cash, as per the terms of the Bonus Plan. The number of shares of Common Stock was based on each executive officer's 1995 Projected Target (as defined in the Bonus
Plan), at a pre-established price of $22.50 per share. The actual amount of each executive officer's stock bonus for 1995 is based on the February 29, 1996 trading price of $11.50 per share, which is 48.9% below the price ($22.50) used by the Bonus Plan to calculate the number of shares payable under the Bonus Plan.

       Dr. Klein and Mr. Schroeder received the same percentage increase in base salary on their annual salary review date. Messrs. de Bruijn and McPeak were promoted to executive officer positions during 1995, and received commensurate increases in salary and grade level. Mr. Adler's base salary was adjusted as part of the assigning of a higher executive grade level to his position.




                                      Michael A. Delaney (Chairman)
                                      Richard M. Klein
                                      Heinn F. Tomfohrde, III

Employment Agreements with Executive Officers

       Dr. Klein (President and CEO) is employed pursuant to an employment agreement dated June 2, 1995 with the Company (the "Agreement"). The Agreement provides for an initial term of employment which expires on December 31, 1996 and for successive one year renewal periods subject to termination as provided therein. The Agreement calls for compensation, benefits and stock options to be paid to Dr. Klein as determined by the Audit and Compensation Committee of the Company's Board of Directors.

       The Agreement also provides that in the event of a Change in Control (as defined in the Agreement), Dr. Klein shall be entitled to a severance payment equal to three times his annual base salary as then in effect, plus three times the average incentive compensation awarded to Dr. Klein during the preceding calendar years, plus one-half of Dr. Klein's base salary as then in effect in lieu of further benefits and perquisites being provided by the Company to Dr. Klein. In addition, Dr. Klein has the right to surrender to the Company for cancellation all or any part of his options to purchase Common Stock of the Company in exchange for an amount equal to the difference between the option prices for the shares surrendered and the higher of (a) the fair market value of the shares (determined to be the mean between the highest and lowest price for the shares traded on the Nasdaq Stock Market on the last trading day preceding the day of surrender), or (b) the highest price per share offered to the Company's shareholders in any tender or exchange offer which led to the Change in Control.

       The Agreement subjects Dr. Klein to confidentiality obligations and certain restrictions on competing with, and soliciting customers of the Company for a period of one year following termination of the Agreement.

       Mr. Schroeder (Executive Vice President, Environmental Products and Services) is employed pursuant to an employment agreement which was amended and restated in July 1995. The amended agreement provides that, upon the occurrence of certain events ("Termination Event"), Mr. Schroeder shall be entitled to be employed by the Company for a period of two years after the Termination Event with renumeration, benefits and responsibilities comparable to those earned prior to the Termination Event, or, at the Company's option, he shall be entitled to receive, for a period of two years after the Termination Event, payments equal to the base salary plus bonus earned prior to the Termination Event.

                             STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative total stockholder return on the Company's Common Stock from March 31, 1992 (the date on which the Company's Common Stock was first publicly traded) through December 31, 1995, as compared to the returns of the Standard and Poor's 500 Index and the Standard & Poor's Specialty Chemicals Stock Index. The graph assumes $100 was invested on March 31, 1992 in the Company's Common Stock and in each of the two Standard & Poor's indices and assumes the reinvestment of dividends.




$160|------------------------------------------------------------------|
    |                                                                  |
    |                                                                  |
    |                                                              &   |
    |                                                                  |
    |                                                                  |
$140|------------------------------------------------------------------|
    |                                                                  |
    |                                                    &             |
    |                                                                  |
    |                                                              #   |
    |                                                    #             |
$120|--------------------*--------*------------------------------------|
    |                    #                                             |
    |                    &                                             |
    |                             &                                    |
    |                                         &                        |
    |          &#                             #                        |
$100|------------------------------------------------------------------|
    |                             #                                    |
    |          *                                                       |
    |                                                                  |
    |                                                                  |
    |                                                                  |
 $80|*&o---------------------------------------------------------------|
    |                                         *                        |
    |                                                                  |
    |                                                                  |
    |                                                                  |
    |                                                    *             |
 $60|------------------------------------------------------------------|
    |                                                              *   |
    |                                                                  |
    |                                                                  |
    |                                                                  |
    |                                                                  |
 $40|-|--------|---------|---------|----------|----------|---------|---|
     3/92     6/93     12/93      6/94      12/94       6/95     12/95

* = Sybron Chemicals      = S&P 500 Composite    # = S&P Specialty Chemicals


                               3/92      6/93      12/93      6/94      12/94     6/95      12/95
                               ----      ----      -----      ----      -----     ----      -----
Sybron Chemicals         *      100.00    92.50     120.65    120.00     77.50     67.50     53.75
S&P 500 Composite        &      100.00   111.60     115.55    110.05    113.77    134.94    152.57
S&P Specialty Chemicals  #      100.00   111.93     118.50     98.51    101.59    123.97    131.42


                 COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based upon a review of such reports furnished to the Company, the Company believes that all of those filing requirements were satisfied on a timely basis except for the inadvertent late filing of a form reporting that Joe J. Belcher owned 15,378 shares of Company common stock at the time he became an executive officer of the Company and a form reporting the cancellation of 1,875 common stock options previously granted to Peter de Bruijn.

                                  PROPOSAL ONE

                             ELECTION OF A DIRECTOR

     At the Meeting, the stockholders will elect one Class II Director to hold office until the Annual Meeting of Stockholders to be held in 1999 and until his successor shall be duly elected and qualified. Proxies for holders of Common Stock executed on the enclosed form will be voted, in the absence of other instructions, "FOR" the election of the person named below. Should the nominee become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other person as the Board of Directors may recommend. The nominee for director is presently serving as a director of the Company.

     The following sets forth certain information about each nominee for election at this meeting and each director continuing in office.

     Nominated for election at this meeting:

     John H. Schroeder, 45, has served in various managerial positions within the Company since 1983 and became a director of the Company in February 1992. He was promoted to Executive Vice President, Environmental Products and Services in March 1996 with responsibility for all business activities for the Company's Environmental Products and Services segment. From February 1994 to February 1996, he was the Executive Vice President, Ion Exchange Products.

     Director whose present term continues until 1997:

      Heinn F. Tomfohrde, III, 62, has been a director of the Company since June, 1992. Mr. Tomfohrde served as President, Chief Operating Officer and a director of International Specialty Products Inc. and its predecessor company, GAF Chemicals Corporation, from 1987 to 1991. Since 1991, Mr. Tomfohrde has been an independent business consultant and currently serves as a director of Harris Chemical Group, Inc., McWhorter Technologies Inc. and Rexene Corporation.

     Directors whose present terms continue until 1998:

     Michael A. Delaney, 41, has been a director of the Company since March 1992. Mr. Delaney has been a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of the Company, since 1989. From 1986 through 1989, he was Vice President of Citicorp Mergers and Acquisitions. Mr. Delaney currently serves as a director of AmeriSource Health Corporation, Cort Business Services, Inc., DRA International, Enterprise Media Inc., FF Holdings Corporation, GVC Holdings Inc., JAC Holdings Inc., Palomar Technologies Inc., SC Processing Inc. and Triumph Holdings Inc.

     Richard M. Klein, 58, has been a director of the Company and its President and Chief Executive Officer since its inception in 1987. From 1969 until July 1987, Dr. Klein served in various managerial positions with the Company's predecessors, becoming its senior executive officer in 1978. He holds a Ph.D. in Chemistry from the University of Illinois. Dr. Klein currently serves as a director of the Nash Engineering Company.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                STOCKHOLDERS VOTE "FOR" THE NOMINEE FOR DIRECTOR


                                  PROPOSAL TWO

                PROPOSAL TO AMEND THE COMPANY'S STOCK OPTION PLAN

                    DESCRIPTION OF THE SYBRON CHEMICALS INC.
                             1992 STOCK OPTION PLAN

       On April 19, 1996, the Board of Directors of the Company amended and restated the Sybron Chemicals Inc. 1992 Stock Option Plan (the "Plan"), subject to the approval of the stockholders of the Company. The Plan is intended to recognize the contributions made to the Company by key employees (including employees who are directors) of the Company, to provide such persons with additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire the Company's Common Stock. The amendment to the Plan is intended as an additional incentive to certain directors who are not employees of the

Company to serve on the Board of Directors and to devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of options to acquire Company Common Stock. Options granted under the plan to employees may be "incentive stock options" (ISOs") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or may be options not intended to be ISOs ("non-qualified stock options"). Options granted to directors who are not employees of the Company will be non-qualified stock options.

       The Plan is being amended to increase the number of shares available for grant thereunder from 350,000 to 560,000, and to contain special provisions, summarized below, with regard to option grants to those members of the Board of Directors who are not employees of the Company (the "Non-employee Directors"). It is intended that these option grants will be in lieu of the Annual Director Fee currently paid to Non-employee Directors. Grants made under these provisions are made automatically without discretion as to the timing of such grants, the price at which such options may be exercised or the number of shares of Company Common Stock covered by such options. These provisions are intended to enable the Plan to satisfy the conditions relating to administration of employee stock option plans set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This rule provides exemptions for officers and directors from the "short-swing" profit provisions of Section 16(b) under the Exchange Act with respect to, among other things, the grant of options under a stock option plan.

       The key provisions of the Plan, as amended and restated, are as follows:

       1. Number of Shares. The aggregate maximum number of shares for which options may be granted under the Plan is 560,000 shares of Company Common Stock, subject to (i) adjustment upon the occurrence of stock dividends, stock splits, recapitalization or certain other capital adjustments that cause an increase or decrease in the number of issued and outstanding shares of Common Stock and (ii) reduction by the number of shares used to satisfy the requirements of the Sybron Chemicals Inc. Executive Bonus Plan. Under the terms of the Plan, no employee may be granted options to acquire more than 75,000 shares of Common Stock during any one calendar year.

       2. Administration. The Plan will be administered by a committee of two or more directors unless the Board of Directors designates two committees to administer the Plan, one of which would be made up of two or more Non-employee Directors to administer the Plan with respect to participants who are officers of the Company, and the other of which would administer the Plan with respect to all other participants (collectively, the "Committee").

       3. Eligibility. All key employees and members of the Board of Directors are eligible to receive options under the Plan, but Non-employee Directors are only eligible to receive options under the provisions of the Plan specifically relating to Non-employee Directors (described below). The Committee determines whether an individual qualifies as a key employee. On April 19, 1996, approximately one-hundred seventy employees and two Non-employee Directors were eligible to participate in the Plan.

       4. Term of Plan. No option may be granted under the Plan after January 1, 2002.

       5. Term of Options. All options, other than options automatically granted to Non-employee Directors, terminate on the earliest of: (a) the expiration of the term specified in the option grant document (which can not be more than ten years from the date of grant), (b) 90 days after the optionee's employment terminates for any reason other than disability or death, (c) one year after the optionee's employment terminates due to disability or death, (d) a finding by the Committee that the optionee has breached his employment or service contract with the Company or an affiliate, or has been engaged in disloyalty to the Company or its affiliates, or (e) the date, if any, set by the Board of Directors as an accelerated expiration date in the event there is a "Change of Control" (as defined below) of the Company. Notwithstanding the foregoing, the Committee has the discretion to extend the period during which an option may be exercised to a date no later than the option term specified in the option document (with the consent of the optionee if such a change would convert an ISO into a non-qualified stock option).

       6. Option Exercise Price. The option exercise price for non-qualified options may be less than, equal to, or greater than the fair market value of shares subject to the option. In the case of ISOs, the option exercise price will be at least 100% of the fair market value of the shares subject to the option on the date that the option is granted. On April 19, 1996, the last reported sale price of the Common Stock on The Nasdaq Stock Market was $13.50.

       7. Special ISO Rules for Certain Shareholders. If an ISO is granted to an optionee who then owns, directly or by attribution under the Internal Revenue Code, shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, the term of the option will not exceed five years and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

       8. Payment. An option holder may pay for shares by such mode of payment as the Committee may approve, including payment in whole or in part in shares of the Company's Common Stock, based on the fair market value of such Common Stock at the time of payment.

       9. Option Documents; Restriction on Transferability. All options will be evidenced by a document containing provisions consistent with the Plan and such other provisions as the Committee deems appropriate. No option granted under the Plan may be transferred, except by will, the laws of descent and distribution or, in the case of a non-qualified stock option, pursuant to a "qualified domestic relations order," within the meaning of the Internal Revenue Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

       10. Provisions relating to a "Change of Control" of the Company. Notwithstanding any other provision of the Plan, in the event of a "Change of Control" of the Company, all outstanding options held by optionees who are either employees or members of the Board of Directors at the time there is a Change of Control will become automatically fully vested. In addition, the Committee may take whatever action it deems necessary or desirable with respect to outstanding options (other than options granted automatically to Non-employee Directors), including accelerating the expiration of outstanding options (subject to a 30 day notice requirement).

         A "Change of Control" occurs under the Plan if (a) there is an approval of a plan to dissolve or liquidate the Company, (b) there is an approval of an agreement to sell or dispose of substantially all the Company's assets, (c) there is approval of a plan to merge or consolidate the Company with or into another corporation (unless the merger results in the Company's stockholders holding a majority of the stock of the surviving corporation),
(d) an entity, person or group (other than the Company of any of its subsidiaries or any employee benefit plan or related trust of the Company or its subsidiaries, or any person who, on the date the Plan is effective, owned more than 25% of the Company's stock voting power) gains ownership or control over more than 25% of the Company's stock voting power, or (e) members of the Board of Directors are elected such that a majority of the Board of Directors have been members for less than 2 years (unless the nomination for election of each such new member was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who were members of the Board of Directors at the beginning of that two year period).

    11. Provisions Relating to Automatic Grants to Directors. Under the Plan, each Non-employee Director on the first business day of each year (commencing on January 2, 1996) is automatically granted options on that date to acquire 4,000 shares of Common Stock. Non-employee Directors who initially join the Board of Directors will be granted a pro-rata share of that number of shares for the first year of service. The exercise price for these options will be equal to the fair market value of the underlying shares on the last business day of the year preceding that year in which the options were granted. These options will be non-qualified stock options. The Non-employee Directors' options will become exercisable in two equal installments on the first and second anniversaries of the last business day of the year in which the options were granted provided the Non-employee Director is a member of the Board of Directors on those dates.

          Non-employee Directors' options terminate 10 years from the date of grant or 90 days after the optionee ceases to serve as a member of the Board of Directors for any reason. Any options of a Non-employee Director that are not exercisable when he or she ceases to serve as a member of the Board of Directors will terminate as of the termination of the Non-employee Director's service on the Board of Directors.

    12. Amendments to Option Documents and the Plan. Subject to the provisions of the Plan, the Committee may amend an option document (other than options granted to Non-employee Directors), subject to the consent of the option holder if the amendment is not favorable and is also not being made pursuant to provisions of the Plan relating to a "Change of Control" of the Company. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining shareholder approval within twelve months before or after such action, change the class of individuals eligible to receive an option or increase the maximum number of shares as to which options may be granted. In addition, provisions of the Plan relating to the Non-employee Directors that determine (i) which directors will be granted options; (ii) the number of shares subject to such options; (iii) the option exercise price of such options; and (iv) the timing of grants of options may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or ERISA.

       13. Tax Aspects of the Plan. The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to options granted under the Plan as of the date hereof.

          Taxation of ISOs. A recipient of an ISO will not recognize regular taxable income upon either the grant or exercise of the ISO. The option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such option holder. Currently for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to a maximum rate of 39.6%. If the option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

          As a general rule, if the option holder disposes of the shares acquired through the exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the shares prior to the disposition.

          The amount by which the fair market value of a share at the time of exercise exceeds the option exercise price will be included in the computation of such option holder's "alternative minimum taxable income" in the year the option holder exercises the ISO. Currently, the maximum alternative minimum tax rate is 28%. If an option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income from a disposition of the shares is included in alternative minimum taxable income.

          Taxation of Non-qualified Stock Options. A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an option holder will recognize ordinary income in the taxable year in which the option holder exercises the non-qualified stock option in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such options over the option exercise price of the option. The Company will generally be allowed a deduction in the same amount. Upon disposition of the shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's basis in the share (which ordinarily would be the fair market value of the share on the date the option was exercised).

          Withholding. Whenever the Company would otherwise transfer a share of Company Common Stock under the terms of the Plan, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities.

          Deductibility of Executive Compensation Under the Million Dollar Cap Provisions of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the "million dollar cap"). The IRS has also issued Treasury Regulations which provide rules for the application of the "million dollar cap" deduction limitations. Any income recognized as ordinary compensation income on the exercise of a non-qualified stock option should be treated as "performance-based" compensation that is exempt from the deduction limitations under the million dollar cap provided both the plan under which the option is granted and the option grant itself comply with certain rules. The Plan complies with these applicable rules in form. It is the Company's intention to administer the Plan in accordance with all applicable requirements under the "million dollar cap" rules for performance based compensation plans, including having the Plan administered by a committee of two or more "outside" directors (as that term is used in the applicable IRS regulations). Under these circumstances, a grant of a non-qualified stock option with an exercise price at least equal to the fair market value of the shares subject to that option on the date of grant should, on exercise, result in compensation income that is treated as "performanced-based" compensation under the "million dollar cap" rules. It is expected, therefore, that any compensation expense recognized for tax purposes on the exercise of such an option will be exempt from the "million dollar cap."

          The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to adopt the amendment to the Plan

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
             STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE PLAN

                                 PROPOSAL THREE

           PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to approval by the stockholders, the Board of Directors has selected the firm of Price Waterhouse LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors with respect to the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

     A representative of Price Waterhouse LLP is expected to be present at the annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of stockholders.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
             STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ABOVE PROPOSAL


                              STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received by January 2, 1997 at the Company's principal executive offices, Birmingham Road, Birmingham, New Jersey 08011, directed to the attention of the Secretary in order to be considered for inclusion in next year's annual meeting proxy material. Each proposal must set forth: (i) the name and address of the stockholder who intends to bring the business before the meeting; (ii) the general nature of the business which he or she seeks to bring before the meeting; and (iii) a representation that the stockholder is a holder of record of the stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.


                             SOLICITATION OF PROXIES

     The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telecopy by directors, officers or regular employees of the Company or its subsidiaries.

                           ANNUAL REPORT ON FORM l0-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

       The foregoing notice and proxy statement are sent by Order of the Board of Directors.


                                          LAWRENCE R. HOFFMAN, ESQ.
                                                  Secretary

May 2, 1996

                                  DETACH HERE

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             SYBRON CHEMICALS INC.
P
R         The undersigned, a stockholder of SYBRON CHEMICALS INC. hereby
O    constitutes and appoints RICHARD M. KLEIN AND LAWRENCE R. HOFFMAN, and
X    each of them acting individually, as the attorney and proxy of the
Y undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held on Friday, May 31, 1996, at 2:00 p.m. local time, at The Country House, 122 South Pemberton Road, Pemberton, New Jersey 08068 and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to cast if personally present, as follows on the reverse side.

          THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF SYBRON CHEMICALS INC.


                     (Please sign and date on reverse side)
                                                              -----------
                                                              SEE REVERSE
                                                                 SIDE
                                                              -----------

                                  DETACH HERE

/X/ Please mark
    votes as in
    this example.

    This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted "FOR" the election of the nominee for director and "FOR" the proposals set forth below. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting of any adjournment or postponement thereof.

    1. Election of a Director                 MARK HERE   / /
    Nominee: John H. Schroeder                FOR ADDRESS
               FOR     WITHHELD               CHANGE AND
               / /       / /                  NOTE BELOW



                                                FOR       AGAINST       ABSTAIN
    2. To consider and act upon a proposal to   / /         / /           / /
       amend the 1992 Stock Option Plan to
       allow non-employee directors to receive
       Company stock options as compensation
       for services rendered as directors of
       the Company and to increase the number
       of shares available under the Plan.

                                                FOR       AGAINST       ABSTAIN
    3. To approve the appointment of Price      / /         / /           / /
       Waterhouse LLP as the Company's
       independent auditors.

    4. To vote on such other business which may properly come before the Meeting.

                                   PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED
                                   POSTAGE-PREPAID ENVELOPE.

                                   NOTE Please sign this Proxy exactly as
                                   name(s) appears in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.

Signature                                       Date
         ---------------------------------------    ---------------------------
Signature                                       Date
         ---------------------------------------    ---------------------------